Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, President and COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS OF ITS GENERAL PARTNER

January 7, 2010	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (“Partnership”) (NYSE: TLP) today announced that Duke R. Ligon notified the Partnership of his intention to resign from the Board of Directors of TransMontaigne GP L.L.C., the general partner (the “General Partner”) of the Partnership, effective January 7, 2010.  Morgan Stanley, the parent company of Morgan Stanley Capital Group Inc., is the indirect owner of the General Partner.  In his letter of resignation, Mr. Ligon indicated that there were no disagreements between himself and the Partnership or the Board of Directors of the General Partner regarding the Partnership’s operations, policies or practices.  In accepting Mr. Ligon’s resignation, Stephen Munger, Chairman of the Board of Directors, expressed his thanks to Mr. Ligon on behalf of the Board for his past services and contributions to the Partnership and wished him well in his future endeavors.

In related actions, the Board of Directors appointed Henry M. Kuchta to serve as an independent member of the Board of Directors, effective January 7, 2010.  Mr. Kuchta will serve as a member of the Audit Committee and Conflicts Committee of the General Partner, also effective January 7, 2010.

From September 2006 to the present, Mr. Kuchta has served as a partner in NTR Partners, LLC and served as Director, President and Chief Operating Officer of NTR Acquisition Co. from September 2006 to January 2009.  Mr. Kuchta served as President and Chief Operating Officer of Premcor Inc. from January 2003 through September 2005 and as Executive Vice President of Premcor Inc. from May 2002 to December 2002.  Previously, Mr. Kuchta served as Business Development Manager for Phillips 66 Company from October 2001 to April 2002.  Prior to that time, Mr. Kuchta served in various senior management and executive positions at Tosco Corporation from May 1993 to September 2001, as well as at Exxon Corporation from May 1980 to April 1992.  Mr. Kuchta holds a Bachelor of Science degree in Chemical Engineering from Wayne State University.

Based upon the appointment of Mr. Kuchta, the Board of Directors of the General Partner is comprised of six directors, three of which are affiliated directors and three of which are independent directors as defined under the independence standards established by the New York Stock Exchange.  There remains one vacancy on the Board of Directors to be filled by an independent director.  Set forth below is a list of the directors and the committees of the Board of Directors of the General Partner upon which such directors are expected to serve, effective January 7, 2010:

Name	Title
Stephen R. Munger	Affiliated Director and Chairman of the Board
Randall P. O’Connor	Affiliated Director
Goran Trapp	Affiliated Director
Henry M. Kuchta	Independent Director and a member of the Audit Committee and Conflicts Committee
Jerry R. Masters	Independent Director, Chairman of the Audit Committee, Chairman of the Compensation Committee and a member of the Conflicts Committee
David A. Peters	Independent Director, Chairman of the Conflicts Committee and a member of the Audit Committee and Compensation Committee

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeastern United States.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the Company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 9, 2009, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Securities and Exchange Commission on November 9, 2009.

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